Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	13-3965100
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

4 Irving Place

New York, New York 10003

(212) 460-4600

(Address of principal executive offices) (Zip code)

CONSOLIDATED EDISON, INC.

STOCK PURCHASE PLAN (AS AMENDED AND RESTATED EFFECTIVE MAY 20, 2024)

(Full title of the plan)

Deneen Donnley

Senior Vice President and General Counsel

Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

(212) 460-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

*Item 1. Plan Information

*Item 2. Registrant Information and Employee Plan Annual Information.

*

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information required in Part I will be delivered to Plan participants as required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below filed with the Commission by the Registrant are incorporated by reference in this Registration Statement and all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however, any information “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rule is not incorporated by reference in this Registration Statement:

•	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023;

•	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024;

•	Registrant’s Current Reports on Form 8-K, dated February 15, 2024, March 25, 2024, May 6, 2024, May 17, 2024 and May 20, 2024; and

•

The description of the Registrant’s Common Shares ($.10 par value), which is contained in Exhibit 4.1.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, including any subsequent amendment or any report subsequently filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common shares and certain other related legal matters will be passed upon for the Registrant by Deneen Donnley, Esq., Senior Vice President and General Counsel of the Registrant. Ms. Donnley beneficially owns shares of the Registrant’s common shares and has received awards, under the Registrant’s Long Term Incentive Plan, of time-based and performance-based stock units that provide the right to receive common shares, subject to the satisfaction of certain performance objectives. She is also eligible to participate in various employee benefit plans offered to officers and employees of Consolidated Edison Company of New York, Inc.

Item 6. Indemnification of Directors and Officers.

Reference is made to Sections 721 to 725 of the New York Business Corporation Law (“NYBCL”) which provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts violated Section 719 of the NYBCL.

Article SIXTH of the Registrant’s Restated Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Registrant shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Registrant or any other corporation of any type or kind, domestic or foreign, or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (“other enterprise”), by reason of the fact that the person, or the testator or intestate of the person, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof, and, except in the case of an action or proceeding specifically approved by the Board of Directors of the Registrant, the Registrant shall pay expenses incurred by or on behalf of such person in defending such action or proceeding or any appeal thereof in advance of the final disposition thereof promptly upon receipt by the Registrant, from time to time, of a written demand of the person for the advancement, together with an undertaking by or on behalf of the person to repay any expenses so advanced to the extent that the person is ultimately found not to be entitled to indemnification for the expenses.

As permitted by Section 726 of the NYBCL, the Registrant has insurance (a) to indemnify the Registrant for obligations it incurs for indemnification of its directors and officers, and (b) to indemnify directors and officers of the Registrant for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as directors or officers for which they are not indemnified by the Registrant. No insurance payment, other than cost of defense, may be made to any director or officer (a) if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (b) in relation to any risk the insurance of which is prohibited under the insurance law of the State of New York. The Registrant may also purchase insurance coverage insuring the directors and officers of the Registrant against certain liabilities that could arise in connection with administration of the Registrant’s employee benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017—Commission File No. 1-14514).

3.2	By-Laws of the Registrant, effective as of February 18, 2021. (Incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K, dated February 18, 2021—Commission File No. 1-14514).

5	Opinion and consent of Deneen Donnley, Esq., Senior Vice President and General Counsel of the Registrant.

10	Consolidated Edison, Inc. Stock Purchase Plan (As Amended and Restated Effective May 20, 2024) (Incorporated by Reference to Exhibit 10 to the Registrant’s Current Report on Form 8-K, dated May 20, 2024—Commission File No. 1-14514).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Deneen Donnley, Esq., Senior Vice President and General Counsel of the Registrant (included as part of Exhibit 5).

24	Powers of Attorney.

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 21st day of May, 2024.

Consolidated Edison, Inc.

By	/s/ Robert Hoglund
Robert Hoglund
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title

*Timothy P. Cawley	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

*Robert Hoglund	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

*Joseph Miller	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

*Ellen V. Futter	Director

*John F. Killian	Director

*Karol V. Mason	Director

*Dwight A. McBride	Director

*William J. Mulrow	Director

*Armando J. Olivera	Director

*Michael W. Ranger	Director

*Linda S. Sanford	Director

*Deirdre Stanley	Director

*L. Frederick Sutherland	Director

*Catherine Zoi	Director

*

Robert Hoglund, pursuant to Powers of Attorney (executed by each of the Officers and Directors listed above, and filed as Exhibit 24 hereto), by signing his name hereto does hereby sign and execute this Registration Statement on behalf of each of the Officers and Directors named above and indicated as signing above in the capacities in which the name of each appears above.

May 21, 2024	/s/ Robert Hoglund
Robert Hoglund
Senior Vice President and Chief Financial Officer